Exhibit 99.1

Investor Relations and Public Relations Contact:

Cindy Klimstra

(650) 962-4032

cindy_klimstra@conceptus.com

Conceptus® Wins Favorable Verdict in Patent Litigation Against Hologic; Jury Awards Conceptus $18.8 million

MOUNTAIN VIEW, Calif., October 17, 2011 – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the most effective non-surgical permanent birth control method available, today announced that it has won a favorable jury verdict in its patent infringement lawsuit against Hologic, Inc. (Nasdaq: HOLX) in the United States District Court, Northern District of California. The jury has awarded Conceptus $18.8 million in monetary damages.

The jury found that use of Hologic’s Adiana Permanent Contraception system infringed two claims of Conceptus’ U.S. Patent Number 6,634,361 related to the Essure procedure, and that Hologic indirectly infringed those claims. The jury also upheld the validity of the claims.

Conceptus will seek an injunction prohibiting Hologic from importing, using, selling or offering to sell its Adiana system in the United States. This issue will be addressed by the Court in future proceedings.

“We are very pleased with the jury’s verdict,” said Mark Sieczkarek, president and chief executive officer of Conceptus. “Conceptus has always been proud of its Essure procedure, which brought a major advance to women’s health, providing the most reliable form of permanent birth control to women without the need for incisions, hormones or general anesthesia. The jury verdict acknowledges the invention Conceptus pioneered more than a decade ago that is the foundation of the Essure procedure. We remain committed to continuously defending our intellectual property while we work to achieve our long-term goal of making Essure the standard of care in permanent birth control.”

The Company will provide more detailed information as it becomes available and expects to make further comments during its upcoming third quarter financial results conference call on October 25, 2011.

About the Essure® Procedure

The Essure procedure, FDA approved since 2002, is the first permanent birth control method that can be performed in the comfort of a physician’s office in less than 10 minutes (average hysteroscopic time) without hormones, cutting, burning or the risks associated with general anesthesia or tubal ligation. Soft, flexible inserts are placed in a woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around and through the micro-inserts to prevent sperm from reaching the egg. Three months after the Essure procedure, a doctor is able to perform an Essure Confirmation Test to confirm that the inserts are properly placed and that the fallopian tubes are fully blocked, allowing the patient to rely upon Essure for permanent birth control.

The Essure procedure is 99.95% effective based on one year of follow up with zero pregnancies reported in clinical trials, making it the most effective form of permanent birth control on the market. The procedure is covered by most insurance plans, and when it is performed in a doctor’s office the cost to the patient may be as low as a simple co-pay. Essure has been proven and trusted by physicians since 2002, with approximately 550,000 women worldwide having undergone the Essure procedure.

About Conceptus, Inc.

Conceptus, Inc. is a leader in the design, development, and marketing of innovative solutions in women’s healthcare. The Company manufactures and markets the Essure procedure. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East. The Company also promotes the GYNECARE THERMACHOICE® Uterine Balloon Therapy System by ETHICON™ Women’s Health & Urology, a division of Ethicon, Inc., in U.S. OB/GYN physician offices.

Please visit www.essure.com for more information on the Essure procedure. Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements, the accuracy of which is subject to known and unknown risks and uncertainties. The forward-looking statements include, without limitation, the potential impact on our financial statements due to favorable litigation results (including with respect to the patent lawsuit with Hologic) and potential subsequent appeals, and the expected attainment of strategic initiatives intended to grow the business and make the Essure procedure the standard of care in the permanent birth control market. These discussions and other forward-looking statements included herein may differ materially from actual results. Such differences may be based upon factors such as changes in strategic planning decisions by management, re-allocation of internal resources, changes in the impact of domestic and global macroeconomic pressures, reimbursement decisions by insurance companies and domestic and foreign governments, scientific advances by third parties, litigation risks, attempts to repeal all or part of the Patient Protection and Affordable Care Act of 2010, and the introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as to the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

© 2011 Conceptus, Inc. – All rights reserved. Conceptus, Essure, Your Family is Complete, Your Choice is Clear are registered trademarks and service marks of Conceptus, Inc. Essure FlexPay and Essurance Promise are trademarks of Conceptus, Inc.

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